Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
July 17, 2018	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
Tilly’s, Inc.	Houston	Shanghai
10 Whatney	London	Silicon Valley
Irvine, CA 92618	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Re:	Registration Statement on Form S-3; 9,500,000
shares of Class A Common Stock, par value
$0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Tilly’s, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale of up to 9,500,000 shares (the “Shares”) of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of the Company by certain selling stockholders named in the “Selling Stockholders” table included in the Registration Statement (as defined below). The Shares consist of (i) shares of Class A Common Stock that are issued and outstanding as of the date hereof (the “Selling Stockholder Class A Shares”), (ii) shares of Class A Common Stock (the “Exercisable Shares”) issuable upon the exercise of options granted to certain selling stockholders that have vested and are exercisable (the “Options”), and (iii) shares of Class A Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2018 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: the Shares have been duly authorized by all necessary corporate action of the Company, and (i) the Selling Stockholder Class A Shares have been validly issued and are fully

July 17, 2018

paid and nonassessable, (ii) upon the issuance of the Class A Common Stock underlying the Options in accordance with the terms of such Options, the Exercisable Shares will be validly issued, fully paid and nonassessable and (iii) upon the conversion of the Class B Common Stock into Class A Common Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP